As filed with the Securities and Exchange Commission on July 31, 2008

Registration No. 333- __________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOLT INFORMATION SCIENCES, INC. (Exact Name of registrant as Specified in its Charter)
New York (State or Other Jurisdiction of Incorporation or Organization)	13-5658129 (I.R.S. Employer Identification No.)
560 Lexington Avenue New York, New York (Address of Principal Executive Offices)	10022-2928 (Zip Code)

VOLT INFORMATION SCIENCES, INC. SAVINGS PLAN

(Full Title of the Plan)

__________________

Howard B. Weinreich, Esq.

Volt Information Sciences, Inc.

560 Lexington Avenue

New York, New York 10022-2928

(212) 704-2400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

____________

With copies to:

Lloyd Frank, Esq.

Michael J. Shef, Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 704-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.10 per share	750,000 shares	$13.28	$9,960,000	$391.43
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered or sold to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Volt Information Sciences, Inc. Savings Plan, for which no separate registration fee is required.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) based on the average of the high and low prices of the Company's Common Stock, as reported on the New York Stock Exchange on July 29, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given by Volt Information Sciences, Inc. (the “registrant”) to participants in the Volt Information Sciences, Inc. Savings Plan (the "Plan") as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) (File No. 1-9232) pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") are incorporated by reference into this Registration Statement.

(a)         the registrant’s Annual Report on Form 10-K for the fiscal year ended October 28, 2007, as filed with the Commission on January 11, 2008, as amended by a Form 10-K/A filed with the Commission on February 25, 2008;

(b)         the registrant’s Quarterly Report on Form 10-Q for the quarters ended January 27, 2008 and April 27, 2008, as filed with the Commission on March 12, 2008 and June 6, 2008, respectively;

(c)         the registrant’s Current Reports on Form 8-K, as filed with the Commission on January 9, 2008, February 12, 2008, March 5, 2008, March 12, 2008, June 4, 2008 and June 9, 2008;

(d)         the Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 2007, as filed with the Commission on June 27, 2008;

(e)         the registrant’s Definitive Proxy Statement, as filed with the Commission on March 19, 2008; and

(f)         the description of the registrant’s Common Stock contained in its Registration Statement on Form 8-A, as filed with the Commission on April 15, 1997, including any amendments or reports filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the registrant or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The New York Business Corporation Law ("NYBCL") in general permits a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. The NYBCL generally permits a corporation to grant other rights to indemnification through its certificate of incorporation or by-laws, or by resolution of shareholders or directors or by agreement to corporate officers and directors except in instances where a judgment or other final adjudication adverse to the officer or director establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) the officer or director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

The registrant’s Restated Certificate of Incorporation permits the registrant to indemnify any officer, director or other person to the fullest extent from time to time permitted by law, and provides that, to the extent consistent therewith, the registrant shall indemnify or advance expenses to any officer, director or other person to the fullest extent required by or pursuant to any present or future by-law of the registrant, agreement approved by the Board of Directors, or resolution of shareholders or directors.

In general, the registrant’s By-Laws provide that the registrant shall indemnify each corporate officer and director (as well as any person serving another entity, trust or employee benefit plan in any capacity at the registrant’s request) against judgments, fines, amounts paid in settlement and reasonable expenses incurred in connection with the defense or as a result of any threatened, pending or completed action, suit or proceeding (including civil, criminal, administrative or investigative and actions by or in the right of the registrant or other entity, trust or employee benefit plan) to which the person seeking indemnification is made or threatened to be made a party by virtue of serving in any of those capacities, except in instances where the NYBCL prohibits indemnification.

In addition, the registrant’s Restated Certificate of Incorporation provides that directors shall not be liable to the registrant or its shareholders for damages for any breach of duty as a director, except for liability a director may have for any act or omission prior to the effectiveness of the Restated Certificate of Incorporation or if a judgment or other final adjudication adverse to the director establishes that: (i) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (iii) the director's acts violated NYBCL Section 719 (which imposes liability on transactions when contrary to NYBCL provisions). This provision also provides that if the registrant may by law be permitted to further eliminate or limit the personal liability of directors, then the liability of a director shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law.

As permitted by the registrant’s By-Laws, the registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements generally require the registrant to indemnify its directors and executive officers against all expenses (including attorney's fees) actually and reasonably incurred by such directors and executive officers in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, arbitrative, investigative or other), whether instituted by or in the right of the registrant or any other person, or any inquiry or investigation, whether instituted by the registrant or any other person in which such person is or was a party or is threatened to be made a party or in good faith believes might lead to the institution of any such action, suit or proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of the registrant (or any subsidiary of the registrant), or is or was serving at the request of the registrant as a director, officer, employee, member, manager, trustee, agent or fiduciary (or in any other capacity) of an other enterprise (a "Claim"); provided, however, that no indemnification is permitted if a judgment or other final adjudication adverse to such directors or executive officers establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled unless and only to the extent that the court in which such Claim was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he or she is fairly and reasonably entitled to indemnity and the amount of the indemnifiable losses which the court shall deem proper.

As permitted by New York law, the registrant maintains certain insurance covering the registrant’s obligation to indemnify directors and officers and also covering directors and officers individually, subject to certain limitations, in instances in which they may not otherwise be indemnified by the registrant.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description
5

The opinion of counsel contemplated by Item 601(b)(5)(i) of Regulation S-K is not required because the shares of Common Stock being registered are not original issue shares. In addition, neither an opinion of counsel nor an Internal Revenue Service ("IRS") determination letter is required under Item 601(b)(5)(ii) of Regulation S-K because the registrant has included the undertaking contained below in this Item 8.

†23.1	Consent of Ernst & Young LLP
†24.1	Power of Attorney of certain officers and directors of the Company (included as part of the signature page).

_______________________

†	Filed herewith.

The registrant has received all required determinations from the IRS that the Plan, as amended to date, is qualified under Section 401 of the Internal Revenue Code and hereby undertakes to submit to the IRS in a timely manner any amendment to the Plan which is required to be submitted and has made or will make all changes required by the IRS to qualify the Plan.

ITEM 9.	UNDERTAKINGS
(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 30th day of July, 2008.

VOLT INFORMATION SCIENCES, INC.

By:/s/ Steven A. Shaw Steven A. Shaw, President and Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Steven A. Shaw, Jack Egan and Howard Weinreich, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Steven A. Shaw	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	July 30, 2008
Steven A. Shaw
/s/ Jack Egan	Senior Vice President, (Principal Financial and Accounting Officer)	July 30, 2008
Jack Egan
/s/ Lloyd Frank	Director	July 30, 2008
Lloyd Frank
Director
Bruce G. Goodman
/s/ Theresa A. Havell	Director	July 30, 2008
Theresa A. Havell
/s/ Mark N. Kaplan	Director	July 30, 2008
Mark N. Kaplan
Director
Deborah Shaw
/s/ William H. Turner	Director	July 30, 2008
William H. Turner

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, as amended, the administrators of the Volt Information Sciences, Inc. Savings Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 30, 2008.

VOLT INFORMATION SCIENCES, INC.

SAVINGS PLAN

By: /s/ Jack Egan Jack Egan, Member of the Administrative Committee

EXHIBIT INDEX

Exhibit Number	Description
5

The opinion of counsel contemplated by Item 601(b)(5)(i) of Regulation S-K is not required because the shares of Common Stock being registered are not original issue shares. In addition, neither an opinion of counsel nor an Internal Revenue Service ("IRS") determination letter is required under Item 601(b)(5)(ii) of Regulation S-K because the registrant has included in Item 8 the undertaking contained in Item 9.

†23.1	Consent of Ernst & Young LLP
†24.1	Power of Attorney of certain officers and directors of the Company (included as part of the signature page).

_______________________

†	Filed herewith.

The registrant has received all required determinations from the IRS that the Plan, as amended to date, is qualified under Section 401 of the Internal Revenue Code and hereby undertakes to submit to the IRS in a timely manner any amendment to the Plan which is required to be submitted and has made or will make all changes required by the IRS to qualify the Plan.

E-1